EXHIBIT C

CURRENT FUNDAMENTAL INVESTMENT POLICIES OF ELK

Elk Investment Policies

The investment policies described below are the fundamental policies of Elk. Under the 1940 Act, these policies may be changed only by the vote of the lesser of (i) a majority of Elk's outstanding Common Stock, or (ii) 67% of the number of shares of Common Stock present in person or by proxy at a stockholder meeting at which at least 50% of the outstanding shares of Common Stock are present. Because Ameritrans is the only stockholder of Elk, we have agreed with the SEC that Elk's fundamental investment policies will be changed only by the vote of the Ameritrans stockholders.

(a) ISSUANCE OF SENIOR SECURITIES. Elk may issue subordinated debentures to the SBA in the maximum amounts permissible under the 1958 Act and the applicable regulations. Elk has no preferred stock authorized.

(b) BORROWING OF MONEY. Elk has the power to borrow funds from banks, trust companies, other financial institutions, the SBA or any successor agency and/or other private or governmental sources, if determined by Elk's Board of Directors to be in its best interests.

(c) UNDERWRITING. Elk has not engaged, and does not intend to engage, in the business of underwriting the securities of other issuers.

(d) CONCENTRATION OF INVESTMENTS. Elk may not concentrate 25% or more of its total assets in securities of issuers in any industry group except the taxi industry. Elk will make at least 25% of its investments for financing the purchase or continued ownership of taxi medallions, taxis and related assets. The balance of its investments includes, and Elk intends to continue to finance, the acquisition and/or operation of other small businesses.

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(e) REAL ESTATE. Elk has not engaged, and does not intend to engage, in the purchase and sale of real estate. However, Elk may elect to purchase and sell real estate in order to protect any of its prior investments which it considers at risk.

(f) COMMODITIES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase and sale of commodities or commodities contracts.

(g) LOANS. Elk has made, and will continue to make, loans to Small Business Concerns in accordance with the provisions of the 1958 Act and the SBA Regulations.

(h) WRITING OPTIONS. Elk has not engaged, and does not intend to engage, in the writing of options.

(i) SHORT SALES. Elk has not engaged, and does not intend to engage, in short sales of securities.

(j) PURCHASING SECURITIES ON MARGIN. Elk has not engaged, and does not intend to engage, in the purchase of securities on margin.

(k) FUTURES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase or sale of futures contracts.

(l) RESTRICTED SECURITIES. Elk may invest up to 100% of its assets in restricted securities.

(m) TYPES OF INVESTMENTS. Although Elk was organized primarily to provide long term loan funds to Small Business Concerns, Elk's certificate of incorporation provides Elk with the authority to invest in the equity capital of Small Business Concerns. Accordingly, Elk may make equity investments in Small Business Concerns if determined by its Board of Directors to be in the best interests of Elk.

(n) MAXIMUM INVESTMENT. Elk will not lend or otherwise invest more than the lesser of (i) 10% of its total assets or (ii) 30% of its paid-in capital attributable to its Common Stock with respect to any one Small Business Concern.

(o) PERCENTAGE OF VOTING SECURITIES. The percentage of voting securities of any one Small Business Concern which Elk may acquire may not exceed 49% of the outstanding voting equities of such Small Business Concern.

(p) MANAGEMENT CONTROL. Elk does not intend to invest in any company for the purpose of exercising control of management. However, Elk may elect to acquire control in order to protect any of its prior investments which it considers at risk.

(q) INVESTMENT COMPANIES. Elk has not invested, and does not intend to invest, in the securities of other investment companies.

(r) PORTFOLIO TURNOVER. Elk intends to make changes in its portfolio when, in the judgment of its Board of Directors, such changes will be in the best interest of our stockholders in light of the then existing business and financial conditions. We do not anticipate that Elk's loan portfolio will realize an annual turnover in excess of 50%, although there can be no assurance with respect thereto.

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